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                                              Exhibit 4.2


                             STOCK PURCHASE WARRANT


     THIS STOCK PURCHASE WARRANT (hereinafter referred to as the "Warrant") is made and entered into as of __________________, 1998 (the "Issuance Date"), by and between CONVERGENCE SYSTEMS, INC., a Georgia corporation (the
"Corporation"), and ____________________ (the "Warrantholder").


                              W I T N E S S E T H:

     WHEREAS, the Board has granted to the Warrantholder warrants to purchase shares of the Corporation's no par value common stock (the "Common Stock"), upon the terms and conditions herein contained;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and of other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Grant of Warrant. Subject to the terms and conditions of this Warrant, the Corporation hereby grants to the Warrantholder the right to purchase _________ shares of Common Stock (the "Warrant Shares").

     2. Exercise Price. The purchase price (the "Exercise Price") for each Warrant Share shall be $10.00.

     3.   Exercise of Warrant.

          (a) To the extent that the Warrant has become and remains exercisable it may be exercised by the Warrantholder delivering to the Corporation a written notice of exercise signed by the Warrantholder, in substantially the form attached hereto as Exhibit A (a "Notice of Exercise"), together with a check payable to the Corporation in the amount of the total purchase price for the Warrant Shares to be purchased pursuant to the Notice of Exercise.

          (b) The Warrant shall become exercisable with respect to all of the Warrant Shares only upon the earlier to occur of the following: (i) the second anniversary of the Issuance Date; or (ii) the effectiveness of the registration under the Securities Act of 1933, as amended (the "Act") of the issuance of the Warrant Shares to the Warrantholder in a "Qualified IPO." The term "Qualified IPO" shall mean an offering of securities of the Company that is registered under
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the Act and that yields gross proceeds to the Company of at least $7,500,000.
This Warrant will expire seven years from the Issuance Date.

          (c) The Warrantholder may not exercise the Warrant for less than the full number of Warrant Shares.

          (d) The Corporation shall have the right to demand that the Warrantholder exercise this Warrant in whole upon the closing of a Qualified IPO in which this Warrant becomes exercisable pursuant to Section 3(b) above by delivering to the Warrantholder a written request to such effect at least 15 days prior to the closing of such Qualified IPO (a "Demand Notice"). If the Warrantholder does not exercise the Warrant to the extent demanded in the Demand Notice prior to the closing of such Qualified IPO, the Warrant shall be canceled upon the closing of such Qualified IPO.

          (e) Within thirty (30) days after the exercise of the Warrant as herein provided, the Corporation shall deliver to the Warrantholder a certificate or certificates for the Warrant Shares being issued in the name of the Warrantholder and in such denominations as are requested by the Warrantholder.

          (f) The Corporation covenants and agrees that all Warrant Shares which may be issued upon exercise of the Warrant shall, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable, and free from all liens, claims and encumbrances, except restrictions imposed by applicable securities laws, the Corporation's Articles of Incorporation and/or this Warrant. The Corporation shall at all times reserve and keep available for issuance upon the exercise of the Warrant such number of authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of the Warrant.

     4.   Term of Warrant.

          (a) The term of the Warrant shall continue in effect until the first to occur of the following: (i) the date on which the Warrant has been fully exercised and/or canceled pursuant to Section 3(c) hereof, with respect to all of the Warrant Shares; or (ii) the closing of a Qualified IPO or (iii) seven years from the Issuance Date.

          (b) In the event of the Warrantholder's death, the Warrant may be exercised hereunder by the Warrantholder's personal representative, legatees, or heirs at law, as the case may be, and in the case of the Warrantholder's mental incompetence, by his legal guardian, or if none has been appointed, by his duly authorized attorney-in-fact.

     5. Consent to Transfer. This Warrant, the Warrant and all rights hereunder are nontransferable and nonassignable by the Warrantholder, other than by the last will and testament of the Warrantholder or the laws of descent and distribution, unless the Corporation
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consents thereto in writing. Any transfer or attempted transfer except pursuant to the preceding sentence shall be null and void and of no effect whatsoever.

     6. Adjustments.

          (a) If, prior to the termination of the Warrant as provided in Section 4(a) hereof:

               (i) The number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Exercise Price shall be proportionately reduced and the number of Warrant Shares that have not theretofore been purchased by the Warrantholder shall be proportionately increased.

               (ii) The number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Exercise Price shall be proportionately increased and the number of Warrant Shares that have not theretofore been purchased by the Warrantholder shall be proportionately reduced.

If any adjustment under this Section 6(a) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of Warrant Shares subject to the Warrant shall be the next higher number of shares.

          (b) If, prior to the termination of the Warrant as provided in Section 4(a) hereof, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the Warrant Shares immediately theretofore purchasable and receivable upon the exercise of the Warrant, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of Warrant Shares immediately theretofore purchasable and receivable upon the exercise of the Warrant had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Warrantholder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Exercise Price and of the number of shares purchasable upon the exercise of the Warrant) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection
(b) unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the Warrantholder such shares of stock and/or securities as, in accordance with the foregoing provisions, the Warrantholder may be entitled to purchase. The foregoing notwithstanding, in the event of a merger or consolidation in which the Corporation is not the surviving entity, if the
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Corporation concludes that it will be unable to satisfy the conditions of this subsection (b) without a material adverse effect on the terms of such proposed transaction, then the Corporation shall have the option, prior to or contemporaneously with the closing of such merger or consolidation, to purchase the Warrant from the Warrantholder at its then fair value, determined with regard to both the spread between the Exercise Price and the value of the consideration to be received in the transaction and the remaining term of the Warrant. The Corporation and the Warrantholder shall agree on such fair value or, in the event they are unable to agree, shall submit the question of fair value to an investment banking firm to be selected by the Corporation, with the cost of such investment banking firm to be paid by the Corporation.

     7. Investment Representation. As a condition to the issuance of Warrant Shares hereunder, the Warrantholder shall represent to the Corporation that the Warrant Shares he will acquire pursuant to such exercise are being purchased for his own account for investment purposes only and not with a present view to resale or a distribution thereof, unless the Warrantholder delivers to the Corporation an opinion of counsel acceptable to the Corporation stating that such a representation is not required under the Act or any state securities laws. The Warrantholder acknowledges that the Warrant Shares may be "restricted securities" as defined in the Act and that such Warrant Shares may not be able to be resold unless such resale is registered under the Act and applicable state securities laws or unless an exemption is available. The Warrantholder acknowledges that he has only the rights to cause the registration of the Warrant Shares as are set forth in that certain Registration Rights Agreement between the Warrantholder and the Company of even date herewith and that no additional registration rights are granted hereby.

     8. No Rights as a Shareholder. The Warrantholder shall not have any interest in or shareholder rights with respect to any shares of Common Stock which are subject to the Warrant until such shares have been issued and delivered to the Warrantholder in accordance with this Warrant.

     9. Taxes. As a condition to the issuance of Warrant Shares hereunder, the Corporation may withhold, or require the Warrantholder to pay or reimburse the Corporation for, any taxes which the Corporation determines are required to be withheld under federal, state or local law in connection with the exercise of the Warrant.

     10. Heirs and Successors. This Warrant and all terms and conditions hereof shall be binding upon the Corporation and its successors and assigns, and upon the Warrantholder and his heirs, legatees and legal representatives.

     11. Governing Law. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia without regard to the principles of conflicts of laws.

     12. Notices. All notices, requests and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given and received when
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delivered in person, when delivered by overnight delivery service, or three (3)
business days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to the following addresses (or to such other address as one party may from time to time designate in writing to the other party hereto):

     If to the Corporation:        Convergence Systems, Inc.
                                   3800 Holcomb Bridge Road, N.W.
                                   Suite 204
                                   Norcross, GA 30092-2230
                                   Attn: President

     If to the Warrantholder:      _____________________________
                                   _____________________________
                                   _____________________________

     13. Entire Agreement. This Agreement and the related Investor Rights Agreement, Subscription Agreements, investor questionnaires and Amended and Restated Articles of Incorporation of the Company in the form filed with the Georgia Secretary of State (collectively, the "Related Documents") constitute the full and entire agreement and understanding of the parties to this Agreement with respect to the subjects hereof and thereof, supersede all previous discussions and agreements, if any, of the parties hereto with respect to the subject matter of this Agreement and the Related Agreements (including, but not limited to, all matters set forth in term sheets or business plans of the Company) and no party shall be liable for or bound in any other manner by any representations, warranties, covenants or agreements except as specifically set forth in this Agreement and the Related Documents.

     14. Severability. The provisions of this Warrant, and of each separate section and subsection, are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any unenforceable provision to the extent enforceable, shall nevertheless be binding and enforceable.

     IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed by its duly authorized officer, and the Warrantholder has executed this Warrant, as of the Issuance Date.

                                    CONVERGENCE SYSTEMS, INC.


                                    By: ________________________________
                                         David R. Ames
                                         President

                                    WARRANTHOLDER:


                                    By: ________________________________
                                    Name (Print):________________________
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                                   EXHIBIT A

                              NOTICE OF EXERCISE

                                    [DATE]



Convergence Systems, Inc.
3800 Holcomb Bridge Road N.W.
Suite 204
Norcross, Georgia 30092-2230
Attn: President

     Re:  Exercise of Stock Purchase Warrant
          ----------------------------------

Dear Sir:

     The undersigned, _____________________, pursuant to that certain Stock Purchase Warrant, dated as of ___________________, 1998, by and between Convergence Systems, Inc. and the undersigned (the "Warrant"), hereby exercises the Warrant for the following number of Warrant Shares, subject to the terms and conditions of the Warrant:

     Number of Warrant Shares Being Purchased __________________________

     Total Purchase Price and Amount Remitted __________________________


                              Very truly yours,



                              _____________________________________
                              [Name]